UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

RESOLUTE FOREST PRODUCTS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada		H3C 2M1
(Address of principal executive offices)		(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 18, 2015, our principal Canadian operating subsidiary, Resolute FP Canada Inc., entered into an agreement (the “2015 agreement”) with the Government of Québec to renew certain undertakings that subsidiary originally made in 2010 in connection with funding relief regulations applicable to our material Canadian registered pension plans in the province of Québec. The original undertakings agreed with the government of Québec were applicable until the end of 2015, with a commitment to re-evaluate after the end of the initial term. The Québec funding relief obligations and undertakings, as in effect prior to the 2015 agreement, are described in our Annual Report on Form 10-K for the year ended December 31, 2014.

Subject to certain exceptions, the 2015 agreement renews the prior undertakings to Québec, including the obligation to make an additional solvency deficit reduction contribution to our Canadian subsidiary’s pension plans of Cnd$75 (approximately $54 at the currently-applicable exchange rate), payable over four years, for each metric ton of capacity reduced in Québec in the event of downtime of more than six consecutive months or nine cumulative months over a period of 18 months. The 2015 agreement effectively terminates the following undertakings, as of December 9, 2015:

•	the prohibition on the payment of dividends by our Canadian subsidiary at any time when the weighted average solvency ratio of the Québec pension plans is less than 80%;

•	the requirement to invest a minimum of Cdn$75 million (then approximately $73.3 million) in strategic projects in Québec over a five-year period; and

•	the obligation to create a diversification fund by contributing Cdn$2 million (then approximately $2 million) per year for five years for the benefit of the municipalities and workers in the Québec operating regions.

The 2015 agreement provides that the undertakings will remain in effect for so long as the Québec funding relief regulations continue to apply to us, except that either we or the Government of Québec may, subject to certain conditions, request a re-evaluation of our undertakings in the 2015 agreement should we continue to remain under the funding relief regulations.

The 2015 agreement does not eliminate obligations already incurred as a result of the undertakings, notably in respect of additional solvency deficit reduction contributions for capacity reductions in Québec or Ontario.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1	Letter Agreement entered into on December 18, 2015 between Resolute FP Canada Inc. and the Québec Ministry of Economic Development, Innovation and Export Trade

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resolute Forest Products Inc.

Date: December 23, 2015	By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Senior Vice President and Chief Legal Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Letter Agreement entered into on December 18, 2015 between Resolute FP Canada Inc. and the Québec Ministry of Economic Development, Innovation and Export Trade